BROWN & WOOD LLP
                               1666 K STREET, NW
                          WASHINGTON, D.C. 20006-1208




                                                 August 31, 2000


LaSalle Hotel Properties
4800 Montgomery Lane, Suite M25
Bethesda, Maryland  20814


Ladies and Gentlemen:

         You have requested our opinion concerning certain of the federal income tax matters with respect to LaSalle Hotel Properties, a Maryland real estate investment trust (the "Trust"), in connection with the registration statement on Form S-3 (the "Registration Statement") filed by the Trust with the Securities and Exchange Commission (the "SEC") on August 31, 2000.

         This opinion is based, in part, upon various assumptions and factual representations set forth in the Registration Statement, in registration statements on Forms S-11 and S-3 previously filed by the Trust with the SEC and in a letter delivered to us by the Trust today. This opinion is also based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist at the date of this letter. All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to the foregoing authorities might result in modifications of our opinions contained herein.

         Based on the foregoing, we are of the opinion that, commencing with the Trust's taxable year ended December 31, 1998, the Trust has been and will continue to be organized in conformity with the requirements for qualification and taxation as a real estate investment trust (a "REIT") under the Code and its method of operating has enabled the Trust, and its proposed method of operation going forward will enable the Trust, to meet the requirements for qualification and taxation as a REIT.

         We express no opinion with respect to the transactions described herein and in the Registration Statement other than those expressly set forth herein. Furthermore, the Trust's qualification as a REIT will depend on the Trust's meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code and Treasury Regulations necessary for a trust to qualify as a REIT. We will not review these operations and no assurance can be given that the actual operations of the Trust and its affiliates will meet these requirements or the representations made to us with respect thereto.

         This opinion is furnished to you for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion as
Exhibit 8 to the Registration Statement and to the use of our name in connection with the material discussed therein under the caption "Material Federal Income Tax Considerations."

                                                 Very truly yours,

                                                 /s/ Brown & Wood LLP